EXHIBIT 23.2

Steven Koehler

April 1, 2013

TO:  Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Gold Standard Ventures Corp. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and to the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2012, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, Steven Koehler, CPG 10216, hereby consent to the references to my name and certain scientific and technical disclosure regarding the 2012 drilling program on the Railroad Project on pages 23 to 29 of this AIF under Item 7 “MATERIAL MINERAL PROJECT – Railroad Project, Elko County, Nevada – Balance of 2012 Drill Program”.

 Yours truly,

/s/ Steven Koehler
Steven Koehler, CPG 10216